For Release: August 7, 2017
Investor Contact: Phil Morgan, 402.458.3038
Nelnet, Inc. supplemental financial information for the second quarter 2017
(All dollars are in thousands, except per share amounts, unless otherwise noted)
The following information should be read in connection with Nelnet, Inc.'s (the “Company's”) press release for second quarter 2017 earnings, dated August 7, 2017, and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.
Forward-looking and cautionary statements
This supplemental financial information contains forward-looking statements and information that are based on management's current expectations as of the date of this document.  Statements that are not historical facts, including statements about the Company's plans and expectations for future financial condition, results of operations or economic performance, or that address management's plans and objectives for future operations, and statements that assume or are dependent upon future events, are forward-looking statements. The words “may,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” “assume,” “forecast,” “will,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements.
The forward-looking statements are based on assumptions and analyses made by management in light of management's experience and its perception of historical trends, current conditions, expected future developments, and other factors that management believes are appropriate under the circumstances. These statements are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements.  These factors include, among others, the risks and uncertainties set forth in the “Risk Factors” section of the Company's Annual Report on Form 10-K for the year ended December 31, 2016 (the "2016 Annual Report"), and include such risks and uncertainties as:

•
student loan portfolio risks such as interest rate basis and repricing risk resulting from the fact that the interest rate characteristics of the student loan assets do not match the interest rate characteristics of the funding for those assets, the risk of loss of floor income on certain student loans originated under the Federal Family Education Loan Program (the "FFEL Program" or "FFELP"), risks related to the use of derivatives to manage exposure to interest rate fluctuations, uncertainties regarding the expected benefits from purchased securitized and unsecuritized FFELP student loans and initiatives to purchase additional FFELP, private education, and consumer loans, and risks from changes in levels of student loan prepayment or default rates;

•
financing and liquidity risks, including risks of changes in the general interest rate environment and in the securitization and other financing markets for student loans, including adverse changes resulting from slower than expected payments on student loans in FFELP securitization trusts, which may increase the costs or limit the availability of financings necessary to purchase, refinance, or continue to hold student loans;

•
risks from changes in the educational credit and services markets resulting from changes in applicable laws, regulations, and government programs and budgets, such as the expected decline over time in FFELP loan interest income and fee-based revenues due to the discontinuation of new FFELP loan originations in 2010 and potential government initiatives or legislative proposals to consolidate existing FFELP loans to the Federal Direct Loan Program or otherwise allow FFELP loans to be refinanced with Federal Direct Loan Program loans, risks related to adverse changes in the Company's volumes allocated under the Company's loan servicing contract with the U.S. Department of Education (the "Department"), which accounted for approximately 20 percent of the Company's revenue in 2016, risks related to the Department's initiative to procure new contracts for federal student loan servicing, including the risk that the Company's joint venture with Great Lakes Educational Loan Services, Inc. ("Great Lakes") may not be awarded a contract, and risks related to the Company's ability to comply with agreements with third-party customers for the servicing of FFELP, Federal Direct Loan Program, and private education and consumer loans;

•
risks related to a breach of or failure in the Company's operational or information systems or infrastructure, or those of third-party vendors, including cybersecurity risks related to the potential disclosure of confidential student loan borrower and other customer information;

•	uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations;

•
the uncertain nature of the expected benefits from the acquisition of Allo Communications LLC on December 31, 2015 and the ability to integrate its communications operations and successfully expand its fiber network in existing service areas and additional communities and manage related construction risks;

•
risks and uncertainties related to initiatives to pursue additional strategic investments and acquisitions, including investments and acquisitions that are intended to diversify the Company both within and outside of its historical core education-related businesses; and

•
risks and uncertainties associated with litigation matters and with maintaining compliance with the extensive regulatory requirements applicable to the Company's businesses, reputational and other risks, including the risk of increased regulatory costs, resulting from the recent politicization of student loan servicing, and uncertainties inherent in the estimates and assumptions about future events that management is required to make in the preparation of the Company's consolidated financial statements.

All forward-looking statements contained in this supplement are qualified by these cautionary statements and are made only as of the date of this document. Although the Company may from time to time voluntarily update or revise its prior forward-looking statements to reflect actual results or changes in the Company's expectations, the Company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three Months Ended			Six months ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Interest income:
Loan interest	$189,488	181,207	184,067	370,695	374,055
Investment interest	3,589	2,617	2,185	6,206	4,214
Total interest income	193,077	183,824	186,252	376,901	378,269
Interest expense:
Interest on bonds and notes payable	113,236	106,899	94,052	220,135	184,460
Net interest income	79,841	76,925	92,200	156,766	193,809
Less provision for loan losses	2,000	1,000	2,000	3,000	4,500
Net interest income after provision for loan losses	77,841	75,925	90,200	153,766	189,309
Other income:
Loan systems and servicing revenue	56,899	54,229	54,402	111,128	106,732
Tuition payment processing, school information, and campus commerce revenue	34,224	43,620	30,483	77,844	69,140
Communications revenue	5,719	5,106	4,478	10,826	8,824
Enrollment services revenue	—	—	—	—	4,326
Other income	12,485	12,632	9,765	25,118	23,559
Gain from debt repurchases	442	4,980	—	5,421	101
Derivative settlements, net	(363)	(1,378)	(5,495)	(1,741)	(12,031)
Derivative market value and foreign currency transaction adjustments, net	(27,547)	(3,452)	(35,207)	(31,000)	(57,361)
Total other income	81,859	115,737	58,426	197,596	143,290
Operating expenses:
Salaries and benefits	74,628	71,863	60,923	146,491	124,165
Depreciation and amortization	9,038	8,598	8,183	17,636	15,823
Loan servicing fees	5,620	6,025	7,216	11,645	14,144
Cost to provide communications services	2,203	1,954	1,681	4,157	3,384
Cost to provide enrollment services	—	—	—	—	3,623
Other expenses	27,528	26,547	29,409	54,075	57,783
Total operating expenses	119,017	114,987	107,412	234,004	218,922
Income before income taxes	40,683	76,675	41,214	117,358	113,677
Income tax expense	16,032	28,755	15,036	44,787	39,469
Net income	24,651	47,920	26,178	72,571	74,208
Net loss (income) attributable to noncontrolling interests	4,086	2,106	(28)	6,192	(97)
Net income attributable to Nelnet, Inc.	$28,737	50,026	26,150	78,763	74,111
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$0.68	1.18	0.61	1.86	1.73

Weighted average common shares outstanding - basic and diluted	42,326,540	42,291,857	42,635,700	42,309,295	42,861,896

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	June 30, 2017	December 31, 2016	June 30, 2016
Assets:
Student loans receivable, net	$23,202,294	24,903,724	26,539,604
Cash, cash equivalents, investments, and notes receivable	359,543	323,798	345,249
Restricted cash	917,041	1,100,663	1,096,817
Goodwill and intangible assets, net	190,389	195,125	201,453
Other assets	653,820	656,798	532,675
Total assets	$25,323,087	27,180,108	28,715,798
Liabilities:
Bonds and notes payable	$22,790,780	24,668,490	26,399,686
Other liabilities	401,898	440,693	409,896
Total liabilities	23,192,678	25,109,183	26,809,582
Equity:
Total Nelnet, Inc. shareholders' equity	2,115,194	2,061,655	1,897,300
Noncontrolling interest	15,215	9,270	8,916
Total equity	2,130,409	2,070,925	1,906,216
Total liabilities and equity	$25,323,087	27,180,108	28,715,798

Overview

The Company is a diverse company with a focus on delivering education-related products and services and student loan asset management. The largest operating businesses engage in student loan servicing, tuition payment processing and school information systems, and communications. A significant portion of the Company's revenue is net interest income earned on a portfolio of federally insured student loans. The Company also makes investments to further diversify the Company both within and outside of its historical core education-related businesses, including, but not limited to, investments in real estate and start-up ventures.

GAAP Net Income and Non-GAAP Net Income, Excluding Adjustments

The Company prepares its financial statements and presents its financial results in accordance with GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. A reconciliation of the Company's GAAP net income to net income, excluding derivative market value and foreign currency transaction adjustments, and a discussion of why the Company believes providing this additional information is useful to investors, is provided below.

	Three months ended			Six months ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
GAAP net income attributable to Nelnet, Inc.	$28,737	50,026	26,150	78,763	74,111
Realized and unrealized derivative market value adjustments	286	(1,238)	44,975	(951)	48,649
Unrealized foreign currency transaction adjustments	27,261	4,690	(9,768)	31,951	8,712
Net tax effect (a)	(10,468)	(1,312)	(13,379)	(11,780)	(21,797)
Net income, excluding derivative market value and foreign currency transaction adjustments (b)	$45,816	52,166	47,978	97,983	109,675

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$0.68	1.18	0.61	1.86	1.73
Realized and unrealized derivative market value adjustments	0.01	(0.03)	1.05	(0.02)	1.14
Unrealized foreign currency transaction adjustments	0.64	0.11	(0.22)	0.76	0.20
Net tax effect (a)	(0.25)	(0.03)	(0.31)	(0.28)	(0.51)
Net income, excluding derivative market value and foreign currency transaction adjustments (b)	$1.08	1.23	1.13	2.32	2.56

(a)
The tax effects are calculated by multiplying the realized and unrealized derivative market value adjustments and unrealized foreign currency transaction adjustments by the applicable statutory income tax rate.

(b)
"Derivative market value and foreign currency transaction adjustments" include (i) both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse under new rules effective January 3, 2017) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP; and (ii) the unrealized foreign currency transaction gains or losses caused by the re-measurement of the Company's Euro-denominated bonds to U.S. dollars.  "Derivative market value and foreign currency transaction adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the Company's derivative instruments based on their contractual terms.

The accounting for derivatives requires that changes in the fair value of derivative instruments be recognized currently in earnings, with no fair value adjustment of the hedged item, unless specific hedge accounting criteria is met.  Management has structured all of the Company’s derivative transactions with the intent that each is economically effective; however, the Company’s derivative instruments do not qualify for hedge accounting.  As a result, the change in fair value of derivative instruments is reported in current period earnings with no consideration for the corresponding change in fair value of the hedged item.  Under GAAP, the cumulative net realized and unrealized gain or loss caused by changes in fair values of derivatives in which the Company plans to hold to maturity will equal zero over the life of the contract. However, the net realized and unrealized gain or loss during any given reporting period fluctuates significantly from period to period. In addition, the Company incurs unrealized foreign currency transaction adjustments for periodic fluctuations in currency exchange rates between the U.S. dollar and Euro in connection with its student loan asset-backed Euro-denominated bonds with an interest rate based on a spread to the EURIBOR index. The principal and accrued interest on these bonds are remeasured at each reporting period and recorded in the Company's consolidated balance sheet in U.S. dollars based on the foreign currency exchange rate on that date.

The Company believes these point-in-time estimates of asset and liability values related to its derivative instruments and Euro-denominated bonds that are subject to interest and currency rate fluctuations are subject to volatility mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the Company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the Company’s performance and in presentations with credit rating agencies, lenders, and investors. Consequently, the Company reports this non-GAAP information because the Company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.

The increase in GAAP net income for the three and six months ended June 30, 2017, as compared with the same periods in 2016, was due to a decrease in losses recognized in 2017 as compared to 2016 related to changes in fair values of derivative instruments which do not qualify for hedge accounting under GAAP. In addition, the Company recognized more gains from the repurchase of its own debt in 2017 (most of which occurred in the first quarter) as compared to 2016. These factors were partially offset by the increase in expenses to accelerate the buildout of the Company's communications network in Lincoln, Nebraska, lower net interest income earned by the Company on its student loan portfolio due to expected portfolio runoff and lower student loan spread, and an increase in losses related to foreign currency transaction adjustments caused by the re-measurement of the Company's Euro-denominated bonds to U.S. dollars.

Operating Results

The Company earns net interest income on its FFELP student loan portfolio in its Asset Generation and Management ("AGM") operating segment. This segment is expected to generate a stable net interest margin and significant amounts of cash as the FFELP portfolio amortizes. As of June 30, 2017, the Company had a $23.2 billion student loan portfolio that management anticipates will amortize over the next approximately 25 years. The Company actively works to maximize the amount and timing of cash flows generated by its FFELP portfolio and seeks to acquire additional FFELP loan portfolios to leverage its servicing scale and expertise to generate incremental earnings and cash flow.

In addition, the Company earns fee-based revenue through the following reportable operating segments:

•	Loan Systems and Servicing ("LSS") - referred to as Nelnet Diversified Solutions ("NDS")

•	Tuition Payment Processing and Campus Commerce ("TPP&CC") - referred to as Nelnet Business Solutions ("NBS")

•	Communications - referred to as Allo Communications ("Allo")

Other business activities and operating segments that are not reportable are combined and included in Corporate and Other Activities ("Corporate"). Corporate and Other Activities also includes income earned on certain investments and interest expense incurred on unsecured debt transactions.

The information below provides the operating results for each reportable operating segment and Corporate and Other Activities for the three and six months ended June 30, 2017 and 2016 (dollars in millions).

(a)    Revenue includes intersegment revenue earned by LSS as a result of servicing loans for AGM.

(b)
Total revenue includes "net interest income after provision for loan losses" and "total other income" from the Company's segment statements of income, excluding the impact from changes in fair values of derivatives and foreign currency transaction adjustments. Net income excludes changes in fair values of derivatives and foreign currency transaction adjustments, net of tax. For information regarding the exclusion of the impact from changes in fair values of derivatives and foreign currency transaction adjustments, see "GAAP Net Income and Non-GAAP Net Income, Excluding Adjustments" above.

A summary of the results and financial highlights for each reportable operating segment and a summary of the Company's liquidity and capital resources follows.

Loan Systems and Servicing

•	As of June 30, 2017, the Company was servicing $200.7 billion in FFELP, government owned, and private education and consumer loans, as compared with $183.6 billion of loans as of June 30, 2016.

•
Revenue increased in the three and six months ended June 30, 2017 compared to the same periods in 2016 due to an increase in revenue on the government servicing contract and from growth in private education and consumer loan servicing volume from existing and new clients. The increase was partially offset by the loss of guaranty servicing and collection revenue.

•
Revenue from the government servicing contract increased to $39.8 million for the three months ended June 30, 2017 compared to $37.1 million for the same period in 2016, and increased to $78.8 million for the six months ended June 30, 2017, compared to $72.3 million for the same period in 2016. This increase was due to an increase in application volume for the Company's administration of the Total and Permanent Disability and Direct Loan Consolidation programs, the transfer of borrowers to the Company from a not-for-profit servicer who exited the loan servicing business in August 2016, and the shift in the portfolio of loans serviced to a greater portion of loans in higher paying repayment statuses. As of June 30, 2017, the Company was servicing $167.6 billion of student loans for 5.8 million borrowers under this contract.

•
Revenue from private education and consumer loan servicing increased to $7.1 million for the three months ended June 30, 2017 compared to $3.4 million for the same period in 2016, and increased to $12.9 million for the six months ended June 30, 2017, compared to $6.6 million for the same period in 2016. As of June 30, 2017, the Company was servicing $10.2 billion of private education and consumer loans for approximately 454,000 borrowers, as compared to $5.7 billion of private education and consumer loans for approximately 267,000 borrowers as of June 30, 2016.

•
The Company's remaining guaranty servicing and collection client exited the FFELP guaranty business at the end of their contract term on June 30, 2016. After this customer's exit from the FFELP guaranty business effective June 30, 2016, the Company has no remaining guaranty servicing and collection revenue. Guaranty servicing and collection revenue earned from this customer in the three and six months ended June 30, 2016 was $4.6 million and $9.6 million, respectively.

•
In April 2016, the Department's Office of Federal Student Aid ("FSA") released information regarding a new contract procurement process for the Department to acquire a single servicing system platform with multiple customer service providers to manage all student loans owned by the Department.  The contract solicitation process was divided into two phases.

On May 6, 2016, Nelnet Servicing, LLC ("Nelnet Servicing"), a subsidiary of the Company, and Great Lakes submitted a joint response to Phase I as part of a newly created joint venture to respond to the contract solicitation process and to provide services under the new contract in the event that the Department selects it to be awarded with the contract. The joint venture operates as a new legal entity called GreatNet Solutions, LLC ("GreatNet"). Nelnet Servicing and Great Lakes each own 50 percent of the ownership interests of GreatNet. In addition to Nelnet Servicing, Great Lakes is currently one of four private sector companies (referred to as Title IV Additional Servicers, or "TIVAS") that has a student loan servicing contract with the Department to provide servicing for loans owned by the Department.

On June 30, 2016, the Department announced which entities were selected to respond to Phase II of the procurement selection process. GreatNet was one of three entities selected. Navient Corporation and FedLoan Servicing (Pennsylvania Higher Education Assistance Agency ("PHEAA")), the other two TIVAS, were also selected to respond to Phase II. On January 6, 2017, GreatNet submitted its Phase II response to the Department. On April 11, 2017, the Department announced that it was withdrawing certain policy memos to FSA from the prior administration regarding factors to be considered in the procurement process. On May 19, 2017, the Department announced that it had amended the contract procurement process to provide that the single servicing platform to be acquired by the Department will be utilized by a single customer service provider to be selected by the Department to manage all student loans owned by the Department.  This amendment required another response by the Phase II participants, and on July 7, 2017, GreatNet submitted its response to the Department.

On August, 1, 2017, the Department announced it was canceling the current procurement process for a single servicing platform and customer service provider and that it intends to develop a new contract procurement proposal. The Department indicated that its new approach is expected to require separate contract acquisitions for database housing, system processing, and customer account servicing.

For financial reporting purposes, the operating results of GreatNet are included in the Company's consolidated financial statements. The proportionate share of membership interest (equity) and net loss of GreatNet that is attributable to Great Lakes is reflected as noncontrolling interests. During the first quarter of 2017, Nelnet Servicing and Great Lakes each contributed capital to GreatNet and GreatNet began to incur certain operating costs.

Tuition Payment Processing and Campus Commerce

•
Revenue increased in the three and six months ended June 30, 2017 compared to the same periods in 2016 due to increases in the number of managed tuition payment plans, campus commerce customer transactions and payments volume, and new school customers.

•
Before tax operating margin for the three months ended June 30, 2017 and 2016 was 23.3 percent and 20.2 percent, respectively, and for the six months ended June 30, 2017 and 2016 was 32.8 percent and 32.5 percent, respectively. This segment is subject to seasonal fluctuations. Based on the timing of when revenue is recognized and when expenses are incurred, revenue and operating margin are higher in the first quarter as compared to the remainder of the year.

Communications

•
For the three months ended June 30, 2017 and 2016, Allo recorded net losses of $3.6 million and $0.7 million, respectively, and for the six months ended June 30, 2017 and 2016 recorded net losses of $6.5 million and $1.1 million, respectively. The Company anticipates this operating segment will be dilutive to consolidated earnings over the next several years as it continues to build its network in Lincoln, Nebraska, due to large upfront capital expenditures and associated depreciation and upfront customer acquisition costs.

•
Revenue from Allo for the three months ended June 30, 2017 and 2016 was $5.7 million and $4.5 million, respectively, and for the six months ended June 30, 2017 and 2016 revenue was $10.8 million and $8.8 million, respectively. The number of residential households served increased to 12,460 as of June 30, 2017 from 8,314 as of June 30, 2016.

•
For the three and six months ended June 30, 2017, Allo's capital expenditures were $32.3 million and $49.0 million, respectively. The Company anticipates total network capital expenditures of approximately $80 million in 2017; however, such amount could change based on customer demand for Allo's services. The number of residential households passed, which represents the estimated number of single residence homes, apartments, and condominiums that Allo already serves and those in which Allo has the capacity to connect to its network distribution system without further material extensions to the transmission lines (but have not been connected) increased to 45,880 as of June 30, 2017 as compared to 30,962 as of December 31, 2016.

Asset Generation and Management

•
During the three months ended June 30, 2017 compared to the same period in 2016, the average balance of student loans decreased $3.4 billion, to $23.9 billion, due primarily to the amortization of the student loan portfolio, and limited portfolio acquisitions from third parties. The Company acquired $52.7 million and $104.9 million of student loans during the three and six months ended June 30, 2017, respectively.

•
Core student loan spread was 1.27% for the three months ended June 30, 2017, compared to 1.29% for the same period in 2016. The decrease in core student loan spread for the three months ended June 30, 2017 compared to the three months ended June 30, 2016 was due to a decrease in fixed rate floor income, offset partially by a tightening in the basis between the asset and debt indices in which the Company earns interest on its loans and funds such loans.

•
Due to historically low interest rates, the Company continues to earn significant fixed rate floor income. During the three months ended June 30, 2017 and 2016, and six months ended June 30, 2017 and 2016, the Company earned $27.7 million, $44.3 million, $59.8 million, and $90.2 million, respectively, of fixed rate floor income.

Liquidity and Capital Resources

•
As of June 30, 2017, the Company had cash and cash equivalents of $69.2 million. In addition, the Company had a portfolio of available-for-sale investments, consisting primarily of student loan asset-backed securities, with a fair value of $117.2 million as of June 30, 2017.

•	For the six months ended June 30, 2017, the Company generated $132.1 million in net cash from operating activities.

•
Forecasted undiscounted future cash flows from the Company's student loan portfolio financed in asset-backed securitization transactions are estimated to be approximately $2.0 billion as of June 30, 2017.

•
As of June 30, 2017, there were no amounts outstanding on the Company's unsecured line of credit and $350.0 million was available for future use. The unsecured line of credit has a maturity date of December 12, 2021.

•
During the six months ended June 30, 2017, the Company repurchased a total of 415,777 shares of Class A common stock for $18.2 million ($43.76 per share), including a total of 384,061 shares of Class A common stock repurchased for $16.8 million ($43.81 per share) during the three months ended June 30, 2017. Subsequent to June 30, 2017, from July 1, 2017 through August 7, 2017, the Company has repurchased an additional 376,703 shares of Class A common stock for $18.1 million ($47.98 per share).

•
During the six months ended June 30, 2017, the Company paid cash dividends of $11.8 million ($0.28 per share), including $5.9 million ($0.14 per share) during the three months ended June 30, 2017. In addition, the Company's Board of Directors has declared a third quarter 2017 cash dividend on the Company's outstanding shares of Class A and Class B common stock of $0.14 per share. The third quarter cash dividend will be paid on September 15, 2017 to shareholders of record at the close of business on September 1, 2017.

•
The Company intends to use its liquidity position to capitalize on market opportunities, including FFELP and private education and consumer loan acquisitions; strategic acquisitions and investments; expansion of Allo's telecommunications network; and capital management initiatives, including stock repurchases, debt repurchases, and dividend distributions. The timing and size of these opportunities will vary and will have a direct impact on the Company's cash and investment balances.

Operating Segments

The Company has four reportable operating segments. The Company's reportable operating segments include:

• Loan Systems and Servicing
• Tuition Payment Processing and Campus Commerce
• Communications
• Asset Generation and Management

The Company earns fee-based revenue through its Loan Systems and Servicing, Tuition Payment Processing, and Communications operating segments. In addition, the Company earns interest income on its student loan portfolio in its Asset Generation and Management operating segment. The Company’s operating segments are defined by the products and services they offer and the types of customers they serve, and they reflect the manner in which financial information is currently evaluated by management. See note 1 of the notes to consolidated financial statements included in the 2016 Annual Report for a description of each operating segment, including the primary products and services offered.

The management reporting process measures the performance of the Company’s operating segments based on the management structure of the Company, as well as the methodology used by management to evaluate performance and allocate resources. Executive management (the "chief operating decision maker") evaluates the performance of the Company’s operating segments based on their financial results prepared in conformity with U.S. GAAP.

Corporate and Other Activities

Other business activities and operating segments that are not reportable are combined and included in Corporate and Other Activities. Corporate and Other Activities includes the following items:

•	Income earned on certain investment activities

•	Interest expense incurred on unsecured debt transactions

•
Other product and service offerings that are not considered reportable operating segments including, but not limited to, Whitetail Rock Capital Management, LLC, the Company's SEC-registered investment advisory subsidiary

Corporate and Other Activities also include certain corporate activities and overhead functions related to executive management, human resources, accounting, legal, enterprise risk management, information technology, occupancy, and marketing. These costs are allocated to each operating segment based on estimated use of such activities and services.

Segment Results of Operations

The following tables include the results of each of the Company's operating segments reconciled to the consolidated financial statements.

	Three months ended June 30, 2017
	Loan Systems and Servicing	Tuition Payment Processing and Campus Commerce	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$120	3	1	191,367	3,362	(1,776)	193,077
Interest expense	—	—	1,104	113,073	835	(1,776)	113,236
Net interest income	120	3	(1,103)	78,294	2,527	—	79,841
Less provision for loan losses	—	—	—	2,000	—	—	2,000
Net interest income (loss) after provision for loan losses	120	3	(1,103)	76,294	2,527	—	77,841
Other income:
Loan systems and servicing revenue	56,899	—	—	—	—	—	56,899
Intersegment servicing revenue	9,952	—	—	—	—	(9,952)	—
Tuition payment processing, school information, and campus commerce revenue	—	34,224	—	—	—	—	34,224
Communications revenue	—	—	5,719	—	—	—	5,719
Other income	—	—	—	3,057	9,429	—	12,485
Gain from debt repurchases	—	—	—	442	—	—	442
Derivative settlements, net	—	—	—	(165)	(198)	—	(363)
Derivative market value and foreign currency transaction adjustments, net	—	—	—	(27,412)	(135)	—	(27,547)
Total other income	66,851	34,224	5,719	(24,078)	9,096	(9,952)	81,859
Operating expenses:
Salaries and benefits	40,506	16,901	3,411	363	13,447	—	74,628
Depreciation and amortization	546	2,346	2,600	—	3,547	—	9,038
Loan servicing fees	—	—	—	5,620	—	—	5,620
Cost to provide communications services	—	—	2,203	—	—	—	2,203
Other expenses	8,879	4,853	1,772	1,827	10,195	—	27,528
Intersegment expenses, net	8,324	2,136	496	10,043	(11,046)	(9,952)	—
Total operating expenses	58,255	26,236	10,482	17,853	16,143	(9,952)	119,017
Income (loss) before income taxes	8,716	7,991	(5,866)	34,363	(4,520)	—	40,683
Income tax (expense) benefit	(4,918)	(3,037)	2,229	(13,057)	2,751	—	(16,032)
Net income (loss)	3,798	4,954	(3,637)	21,306	(1,769)	—	24,651
Net loss (income) attributable to noncontrolling interests	4,226	—	—	—	(141)	—	4,086
Net income (loss) attributable to Nelnet, Inc.	$8,024	4,954	(3,637)	21,306	(1,910)	—	28,737

	Three months ended March 31, 2017
	Loan Systems and Servicing	Tuition Payment Processing and Campus Commerce	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$94	2	1	182,326	2,761	(1,359)	183,824
Interest expense	—	—	712	106,751	795	(1,359)	106,899
Net interest income	94	2	(711)	75,575	1,966	—	76,925
Less provision for loan losses	—	—	—	1,000	—	—	1,000
Net interest income (loss) after provision for loan losses	94	2	(711)	74,575	1,966	—	75,925
Other income:
Loan systems and servicing revenue	54,229	—	—	—	—	—	54,229
Intersegment servicing revenue	10,323	—	—	—	—	(10,323)	—
Tuition payment processing, school information, and campus commerce revenue	—	43,620	—	—	—	—	43,620
Communications revenue	—	—	5,106	—	—	—	5,106
Other income	—	—	—	3,342	9,290	—	12,632
Gain from debt repurchases	—	—	—	540	4,440	—	4,980
Derivative settlements, net	—	—	—	(1,173)	(205)	—	(1,378)
Derivative market value and foreign currency transaction adjustments, net	—	—	—	(3,410)	(42)	—	(3,452)
Total other income	64,552	43,620	5,106	(701)	13,483	(10,323)	115,737
Operating expenses:
Salaries and benefits	37,992	16,652	2,979	400	13,839	—	71,863
Depreciation and amortization	549	2,391	2,135	—	3,523	—	8,598
Loan servicing fees	—	—	—	6,025	—	—	6,025
Cost to provide communications services	—	—	1,954	—	—	—	1,954
Other expenses	9,136	4,995	1,372	991	10,054	—	26,547
Intersegment expenses, net	7,398	2,075	506	10,412	(10,068)	(10,323)	—
Total operating expenses	55,075	26,113	8,946	17,828	17,348	(10,323)	114,987
Income (loss) before income taxes	9,571	17,509	(4,551)	56,046	(1,899)	—	76,675
Income tax (expense) benefit	(4,555)	(6,653)	1,730	(21,297)	2,021	—	(28,755)
Net income (loss)	5,016	10,856	(2,821)	34,749	122	—	47,920
Net loss (income) attributable to noncontrolling interest	2,415	—	—	—	(309)	—	2,106
Net income (loss) attributable to Nelnet, Inc.	$7,431	10,856	(2,821)	34,749	(187)	—	50,026

	Three months ended June 30, 2016
	Loan Systems and Servicing	Tuition Payment Processing and Campus Commerce	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$22	3	—	184,966	2,064	(802)	186,252
Interest expense	—	—	205	92,769	1,881	(802)	94,052
Net interest income	22	3	(205)	92,197	183	—	92,200
Less provision for loan losses	—	—	—	2,000	—	—	2,000
Net interest income (loss) after provision for loan losses	22	3	(205)	90,197	183	—	90,200
Other income:
Loan systems and servicing revenue	54,402	—	—	—	—	—	54,402
Intersegment servicing revenue	11,408	—	—	—	—	(11,408)	—
Tuition payment processing, school information, and campus commerce revenue	—	30,483	—	—	—	—	30,483
Communications revenue	—	—	4,478	—	—	—	4,478
Enrollment services revenue	—	—	—	—	—	—	—
Other income	—	—	—	3,834	5,931	—	9,765
Gain from debt repurchases	—	—	—	—	—	—	—
Derivative settlements, net	—	—	—	(5,264)	(231)	—	(5,495)
Derivative market value and foreign currency transaction adjustments, net	—	—	—	(31,411)	(3,797)	—	(35,207)
Total other income	65,810	30,483	4,478	(32,841)	1,903	(11,408)	58,426
Operating expenses:
Salaries and benefits	31,380	15,444	1,377	499	12,222	—	60,923
Depreciation and amortization	445	2,511	1,378	—	3,848	—	8,183
Loan servicing fees	—	—	—	7,216	—	—	7,216
Cost to provide communication services	—	—	1,681	—	—	—	1,681
Cost to provide enrollment services	—	—	—	—	—	—	—
Other expenses	11,380	4,815	813	1,481	10,920	—	29,409
Intersegment expenses, net	6,102	1,562	187	11,539	(7,981)	(11,408)	—
Total operating expenses	49,307	24,332	5,436	20,735	19,009	(11,408)	107,412
Income (loss) before income taxes	16,525	6,154	(1,163)	36,621	(16,923)	—	41,214
Income tax (expense) benefit	(6,280)	(2,338)	442	(13,916)	7,057	—	(15,036)
Net income (loss)	10,245	3,816	(721)	22,705	(9,866)	—	26,178
Net loss (income) attributable to noncontrolling interests	—	—	—	—	(28)	—	(28)
Net income (loss) attributable to Nelnet, Inc.	$10,245	3,816	(721)	22,705	(9,894)	—	26,150

	Six months ended June 30, 2017
	Loan Systems and Servicing	Tuition Payment Processing and Campus Commerce	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$214	5	1	373,692	6,123	(3,135)	376,901
Interest expense	—	—	1,816	219,824	1,630	(3,135)	220,135
Net interest income	214	5	(1,815)	153,868	4,493	—	156,766
Less provision for loan losses	—	—	—	3,000	—	—	3,000
Net interest income (loss) after provision for loan losses	214	5	(1,815)	150,868	4,493	—	153,766
Other income:
Loan systems and servicing revenue	111,128	—	—	—	—	—	111,128
Intersegment servicing revenue	20,275	—	—	—	—	(20,275)	—
Tuition payment processing, school information, and campus commerce revenue	—	77,844	—	—	—	—	77,844
Communications revenue	—	—	10,826	—	—	—	10,826
Other income	—	—	—	6,399	18,719	—	25,118
Gain from debt repurchases	—	—	—	981	4,440	—	5,421
Derivative settlements, net	—	—	—	(1,339)	(402)	—	(1,741)
Derivative market value and foreign currency transaction adjustments, net	—	—	—	(30,823)	(177)	—	(31,000)
Total other income	131,403	77,844	10,826	(24,782)	22,580	(20,275)	197,596
Operating expenses:
Salaries and benefits	78,497	33,553	6,390	763	27,287	—	146,491
Depreciation and amortization	1,095	4,737	4,735	—	7,069	—	17,636
Loan servicing fees	—	—	—	11,645	—	—	11,645
Cost to provide communications services	—	—	4,157	—	—	—	4,157
Other expenses	18,015	9,847	3,144	2,819	20,249	—	54,075
Intersegment expenses, net	15,722	4,210	1,002	20,455	(21,114)	(20,275)	—
Total operating expenses	113,329	52,347	19,428	35,682	33,491	(20,275)	234,004
Income (loss) before income taxes	18,288	25,502	(10,417)	90,404	(6,418)	—	117,358
Income tax (expense) benefit	(9,473)	(9,690)	3,959	(34,354)	4,772	—	(44,787)
Net income (loss)	8,815	15,812	(6,458)	56,050	(1,646)	—	72,571
Net loss (income) attributable to noncontrolling interests	6,641	—	—	—	(450)	—	6,192
Net income (loss) attributable to Nelnet, Inc.	$15,456	15,812	(6,458)	56,050	(2,096)	—	78,763

	Six months ended June 30, 2016
	Loan Systems and Servicing	Tuition Payment Processing and Campus Commerce	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$43	5	—	375,689	4,157	(1,625)	378,269
Interest expense	—	—	352	182,647	3,087	(1,625)	184,460
Net interest income	43	5	(352)	193,042	1,070	—	193,809
Less provision for loan losses	—	—	—	4,500	—	—	4,500
Net interest income (loss) after provision for loan losses	43	5	(352)	188,542	1,070	—	189,309
Other income:
Loan systems and servicing revenue	106,732	—	—	—	—	—	106,732
Intersegment servicing revenue	23,415	—	—	—	—	(23,415)	—
Tuition payment processing, school information, and campus commerce revenue	—	69,140	—	—	—	—	69,140
Communications revenue	—	—	8,824	—	—	—	8,824
Enrollment services revenue	—	—	—	—	4,326	—	4,326
Other income	—	—	—	8,097	15,462	—	23,559
Gain from debt repurchases	—	—	—	101	—	—	101
Derivative settlements, net	—	—	—	(11,568)	(463)	—	(12,031)
Derivative market value and foreign currency transaction adjustments, net	—	—	—	(51,308)	(6,053)	—	(57,361)
Total other income	130,147	69,140	8,824	(54,678)	13,272	(23,415)	143,290
Operating expenses:
Salaries and benefits	64,346	29,880	2,467	1,018	26,454	—	124,165
Depreciation and amortization	883	4,782	2,507	—	7,650	—	15,823
Loan servicing fees	—	—	—	14,144	—	—	14,144
Cost to provide communications services	—	—	3,384	—	—	—	3,384
Cost to provide enrollment services	—	—	—	—	3,623	—	3,623
Other expenses	22,850	8,973	1,566	2,997	21,397	—	57,783
Intersegment expenses, net	12,343	3,074	331	23,646	(15,978)	(23,415)	—
Total operating expenses	100,422	46,709	10,255	41,805	43,146	(23,415)	218,922
Income (loss) before income taxes	29,768	22,436	(1,783)	92,059	(28,804)	—	113,677
Income tax (expense) benefit	(11,312)	(8,526)	678	(34,983)	14,674	—	(39,469)
Net income (loss)	18,456	13,910	(1,105)	57,076	(14,130)	—	74,208
Net loss (income) attributable to noncontrolling interests	—	—	—	—	(97)	—	(97)
Net income (loss) attributable to Nelnet, Inc.	$18,456	13,910	(1,105)	57,076	(14,227)	—	74,111

Net Interest Income, Net of Settlements on Derivatives
The following table summarizes the components of "net interest income" and "derivative settlements, net."

Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the Company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income.  The Company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility.  As such, management believes derivative settlements for each applicable period should be evaluated with the Company’s net interest income as presented in the table below.  The Company reports this non-GAAP information because the Company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management.  There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.  See "Derivative Settlements" included in this supplement for the net settlement activity recognized by the Company for each type of derivative for the periods presented in the table below.

	Three months ended			Six months ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Variable student loan interest margin, net of settlements on derivatives (a)	$47,146	41,922	47,141	89,065	100,996
Fixed rate floor income, net of settlements on derivatives (b)	29,778	32,012	39,497	61,789	80,136
Investment interest	3,589	2,617	2,185	6,206	4,214
Non-portfolio related derivative settlements (c)	(198)	(205)	(231)	(402)	(463)
Corporate debt interest expense	(837)	(799)	(1,887)	(1,633)	(3,105)
Net interest income (net of settlements on derivatives)	$79,478	75,547	86,705	155,025	181,778

(a)	Derivative settlements include the net settlements paid/received related to the Company’s 1:3 basis swaps and cross-currency interest rate swap.

(b)	Derivative settlements include the net settlements paid/received related to the Company’s floor income interest rate swaps.

(c)	Derivative settlements include the net settlements paid/received related to the Company’s hybrid debt hedges.

Student Loan Servicing Volumes (dollars in millions)

Government Servicing
Private Education and Consumer Servicing
FFELP Servicing
$225,000
$210,000
$195,000
$180,000
$165,000
$150,000
$135,000
$120,000
$105,000
$90,000
$75,000
$60,000
$45,000
$30,000
$15,000
$-
$161,642
$133,643
$3,035
$24,964
$176,437
$147,345
$4,632
$24,460
$182,230
$153,142
$5,197
$23,891
$183,635
$153,800
$5,657
$24,178
$193,162
$161,660
$6,377
$25,125
$194,822
$162,538
$7,887
$24,397
$200,289
$167,645
$8,965
$23,679
$200,737
$167,591
$10,190
$22,956
Dec 31, 14
Dec 31, 15
Mar 31, 16
Jun 30, 16
Sep 30, 16
Dec 31, 16
Mar 31, 17
Jun 30, 17

Company owned	$19,742	$18,886	$18,433	$18,079	$17,429	$16,962	$16,352	$15,789
% of total	12.2%	10.7%	10.1%	9.8%	9.0%	8.7%	8.2%	7.9%
Number of servicing borrowers:
Government servicing:	5,915,449	5,842,163	5,786,545	5,726,828	6,009,433	5,972,619	5,924,099	5,849,283
FFELP servicing:	1,397,295	1,335,538	1,298,407	1,296,198	1,357,412	1,312,192	1,263,785	1,218,706
Private education and consumer loan servicing:	202,529	245,737	250,666	267,073	292,989	355,096	389,010	454,182
Total:	7,515,273	7,423,438	7,335,618	7,290,099	7,659,834	7,639,907	7,576,894	7,522,171

Number of remote hosted borrowers:	1,611,654	1,755,341	1,796,783	1,842,961	2,103,989	2,230,019	2,305,991	2,317,151

Communications Financial and Operating Data

Certain financial and operating data for Allo is summarized in the tables below.

	Three months ended			Six months ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Residential revenue	$3,740	3,272	2,528	7,014	5,052
Business revenue	1,695	1,780	1,584	3,290	3,212
Other revenue	284	54	366	522	560
Total revenue	$5,719	5,106	4,478	10,826	8,824

Net loss	$(3,637)	(2,821)	(721)	(6,458)	(1,105)
EBITDA (a)	(2,163)	(1,705)	420	(3,867)	1,076

Capital expenditures	32,344	16,669	9,160	49,013	12,037

Revenue contribution:
Internet	45.6%	43.6%	37.0%	44.8%	37.6%
Telephone	23.4	24.3	26.6	23.8	27.2
Television	30.8	31.8	31.4	31.2	32.1
Other	0.2	0.3	5.0	0.2	3.1
	100.0%	100.0%	100.0%	100.0%	100.0%

	As of June 30, 2017	As of March 31, 2017	As of December 31, 2016	As of September 30, 2016	As of June 30, 2016	As of March 31, 2016	As of December 31, 2015
Residential customer information:
Households served	12,460	10,524	9,814	8,745	8,314	7,909	7,600
Households passed (b)	45,880	34,925	30,962	22,977	22,977	21,274	21,274
Total households in current markets (c)	137,500	137,500	137,500	137,500	137,500	137,500	28,874

(a)
Earnings (loss) before interest, income taxes, depreciation, and amortization ("EBITDA") is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. Allo's management uses EBITDA to compare Allo's performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. EBITDA excludes interest and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. The Company reports EBITDA for Allo because the Company believes that it provides useful additional information for investors regarding a key metric used by management to assess Allo's performance. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from Allo's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP. A reconciliation of EBITDA from Allo's net loss under GAAP is presented in the table immediately below:

	Three months ended			Six months ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net loss	$(3,637)	(2,821)	(721)	(6,548)	(1,105)
Net interest expense	1,103	711	205	1,815	352
Income tax benefit	(2,229)	(1,730)	(442)	(3,959)	(678)
Depreciation and amortization	2,600	2,135	1,378	4,735	2,507
Earnings (loss) before interest expense, income taxes, depreciation, and amortization (EBITDA)	$(2,163)	(1,705)	420	(3,867)	1,076

(b)
Represents the number of single residence homes, apartments, and condominiums that Allo already serves and those in which Allo has the capacity to connect to its network distribution system without further material extensions to the transmission lines, but have not been connected.

(c)
During the first quarter of 2016, Allo announced plans to expand its network to make services available to substantially all commercial and residential premises in Lincoln, Nebraska, and currently plans to expand to additional communities in Nebraska and surrounding states over the next several years.

Other Income

The following table summarizes the components of "other income."

	Three months ended			Six months ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Borrower late fee income	$3,048	3,319	3,106	6,368	6,752
Peterson's revenue	3,043	2,836	3,246	5,880	6,527
Investment advisory fees	2,294	3,516	1,014	5,810	1,832
Realized and unrealized gains on investments classified as available-for-sale and trading, net	392	324	(112)	716	1,028
Other	3,708	2,637	2,511	6,344	7,420
Other income	$12,485	12,632	9,765	25,118	23,559

Derivative Settlements

The following table summarizes the components of "derivative settlements, net" included in the attached consolidated statements of income.

	Three months ended			Six months ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
1:3 basis swaps	$(362)	698	743	336	414
Interest rate swaps - floor income hedges	2,114	(120)	(4,841)	1,994	(10,084)
Interest rate swaps - hybrid debt hedges	(198)	(205)	(231)	(402)	(463)
Cross-currency interest rate swap	(1,917)	(1,751)	(1,166)	(3,669)	(1,898)
Total settlements - (expense) income	$(363)	(1,378)	(5,495)	(1,741)	(12,031)

Derivative Market Value and Foreign Currency Transaction Adjustments

"Derivative market value and foreign currency transaction adjustments" include (i) the realized and unrealized gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP; and (ii) the foreign currency transaction gains or losses caused by the re-measurement of the Company's Euro-denominated bonds to U.S. dollars.

The following table summarizes the components of “derivative market value and foreign currency transaction adjustments” included in the attached consolidated statements of income.

	Three months ended			Six months ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Change in fair value of derivatives - (expense) income	$(286)	1,238	(44,975)	951	(48,649)
Foreign currency transaction adjustments - (expense) income	(27,261)	(4,690)	9,768	(31,951)	(8,712)
Derivative market value and foreign currency transaction adjustments - (expense) income	$(27,547)	(3,452)	(35,207)	(31,000)	(57,361)

Student Loans Receivable

Student loans receivable consisted of the following:

	As of	As of	As of
	June 30, 2017	December 31, 2016	June 30, 2016
Federally insured loans:
Stafford and other	$4,704,409	5,186,047	5,629,034
Consolidation	18,442,998	19,643,937	20,837,356
Total	23,147,407	24,829,984	26,466,390
Private education loans	242,893	273,659	288,170
	23,390,300	25,103,643	26,754,560
Loan discount, net of unamortized loan premiums and deferred origination costs	(123,326)	(129,507)	(140,045)
Non-accretable discount	(14,972)	(18,570)	(26,158)
Allowance for loan losses – federally insured loans	(35,862)	(37,268)	(33,224)
Allowance for loan losses – private education loans	(13,846)	(14,574)	(15,529)
	$23,202,294	24,903,724	26,539,604

Loan Activity

The following table sets forth the activity of loans:

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Beginning balance	$24,196,909	27,743,818	25,103,643	28,555,749
Loan acquisitions	52,680	74,969	104,854	185,928
Repayments, claims, capitalized interest, and other	(548,546)	(737,712)	(1,196,461)	(1,329,732)
Consolidation loans lost to external parties	(310,743)	(326,515)	(621,736)	(612,647)
Loans sold	—	—	—	(44,738)
Ending balance	$23,390,300	26,754,560	23,390,300	26,754,560

Student Loan Spread

The following table analyzes the student loan spread on the Company’s portfolio of student loans, which represents the spread between the yield earned on student loan assets and the costs of the liabilities and derivative instruments used to fund the assets.

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Variable student loan yield, gross	3.49%	2.84%	3.36%	2.84%
Consolidation rebate fees	(0.84)	(0.83)	(0.84)	(0.83)
Discount accretion, net of premium and deferred origination costs amortization	0.07	0.06	0.07	0.06
Variable student loan yield, net	2.72	2.07	2.59	2.07
Student loan cost of funds - interest expense	(1.91)	(1.35)	(1.82)	(1.32)
Student loan cost of funds - derivative settlements (a) (b)	(0.04)	(0.01)	(0.03)	(0.01)
Variable student loan spread	0.77	0.71	0.74	0.74
Fixed rate floor income, net of settlements on derivatives (a) (c)	0.50	0.58	0.51	0.58
Core student loan spread	1.27%	1.29%	1.25%	1.32%

Average balance of student loans	$23,900,296	27,314,389	24,327,874	27,773,439
Average balance of debt outstanding	23,644,793	27,240,061	24,090,788	27,669,813

(a)
Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the Company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income.  The Company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility.  As such, management believes derivative settlements for each applicable period should be evaluated with the Company’s net interest income (student loan spread) as presented in this table.  The Company reports this non-GAAP information because the Company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management.  There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.  See "Derivative Settlements" included in this supplement for the net settlement activity recognized by the Company for each type of derivative for the periods presented in this table.

(b)	Derivative settlements include the net settlements paid/received related to the Company’s 1:3 basis swaps and cross-currency interest rate swap.

(c)	Derivative settlements include the net settlements paid/received related to the Company’s floor income interest rate swaps.

A trend analysis of the Company's core and variable student loan spreads is summarized below.

(a)
The interest earned on a large portion of the Company's FFELP student loan assets is indexed to the one-month LIBOR rate.  The Company funds a majority of its assets with three-month LIBOR indexed floating rate securities.  The relationship between the indices in which the Company earns interest on its loans and funds such loans has a significant impact on student loan spread.  This table (the right axis) shows the difference between the Company's liability base rate and the one-month LIBOR rate by quarter.

Variable student loan spread increased during the three months ended June 30, 2017 as compared to the three months ended June 30, 2016 due to a tightening in the basis between the asset and debt indices in which the Company earns interest on its loans and funds such loans (as reflected in the preceding table).

The primary difference between variable student loan spread and core student loan spread is fixed rate floor income.  A summary of fixed rate floor income and its contribution to core student loan spread follows:

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Fixed rate floor income, gross	$27,664	44,338	59,795	90,220
Derivative settlements (a)	2,114	(4,841)	1,994	(10,084)
Fixed rate floor income, net	$29,778	39,497	61,789	80,136
Fixed rate floor income contribution to spread, net	0.50%	0.58%	0.51%	0.58%

(a)	Includes settlement payments on derivatives used to hedge student loans earning fixed rate floor income.

Fixed Rate Floor Income

The following table shows the Company’s federally insured student loan assets that were earning fixed rate floor income as of June 30, 2017.

Fixed interest rate range	Borrower/lender weighted average yield	Estimated variable conversion rate (a)	Loan balance
3.5 - 3.99%	3.80%	1.16%	$730,527
4.0 - 4.49%	4.20%	1.56%	1,451,101
4.5 - 4.99%	4.72%	2.08%	875,396
5.0 - 5.49%	5.22%	2.58%	553,166
5.5 - 5.99%	5.67%	3.03%	390,207
6.0 - 6.49%	6.19%	3.55%	449,443
6.5 - 6.99%	6.70%	4.06%	435,922
7.0 - 7.49%	7.17%	4.53%	154,379
7.5 - 7.99%	7.71%	5.07%	260,522
8.0 - 8.99%	8.18%	5.54%	602,413
> 9.0%	9.05%	6.41%	208,797
			$6,111,873

(a)
The estimated variable conversion rate is the estimated short-term interest rate at which loans would convert to a variable rate. As of June 30, 2017, the weighted average estimated variable conversion rate was 2.88% and the short-term interest rate was 107 basis points.

The following table summarizes the outstanding derivative instruments as of June 30, 2017 used by the Company to economically hedge loans earning fixed rate floor income.

Maturity	Notional amount	Weighted average fixed rate paid by the Company (a)

2017	$250,000	1.04%
2018	1,350,000	1.07
2019	3,250,000	0.97
2020	1,500,000	1.01
2025	100,000	2.32
	$6,450,000	1.02%

(a)	For all interest rate derivatives, the Company receives discrete three-month LIBOR.